Exhibit 10.1

April 23, 2007

Michael Ryan
c/o NOMOS Corporation
200 West Kensinger Drive, Suite 100
Cranberry Township 16066

Dear Mike:

This letter shall serve as an amendment to the letter agreement (the “Amendment”) between yourself and North American Scientific, Inc. (“the Company”), dated January 10, 2006.

Salary Increase and Severance Benefits

The Compensation Committee of the Board of Directors of the Company has authorized a salary increase, effective May 1, 2007, to $218,748 annually. In addition, in the event your employment is terminated by the Company without Cause (as that term is defined below), you will be entitled to receive nine (9) months of severance pay (based upon the annual rate of base salary in effect for you immediately prior to your termination) in lump sum or in salary continuation, at the option of the Company. If this nine (9) month severance pay is triggered pursuant to this Amendment, you will also receive nine (9) month benefit continuation to the extent allowed by law.

For the purposes of this Amendment, termination with cause shall be understood to mean the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct by you which has a materially adverse effect upon the Company’s business or reputation, (iv) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of your fiduciary duties as an officer of the Company.

Should your employment cease by reason of a termination with cause or should you voluntarily resign, then the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days.

Retention Bonus

In addition to the benefits listed above, the Company will pay you, in lump sum, a bonus equal to three (3) months of your base salary for retaining your employment with the Company until such time as the Company’s NOMOS Corporation subsidiary (“NOMOS”) has been:

•
merged or consolidated in a transaction where all or substantially all of NOMOS’ assets have been sold or transferred, or, alternatively, where more than fifty percent (50%) of the total combined voting power of NOMOS securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	dissolved, shutdown or otherwise placed into bankruptcy proceedings (or substantially similar); or,

•	substantially restructured to an extent which is acceptable to the Company’s Board of Directors.

The Company and you shall agree in writing, no later than June 1, 2007, upon a date by which this retention bonus shall be paid. In no event shall this retention bonus be paid later than October 31, 2007.

Guaranteed Bonus for Fiscal 2007

Finally, for fiscal 2007 only, you will receive a minimum of 50% of your available annual bonus (currently a 25% target bonus of your annual base salary) (the “Guaranteed Bonus”). In the event your employment terminates for any reason prior to October 31, 2007, you will receive your Guaranteed Bonus, pro-rated to reflect your length of service during fiscal 2007. Nothing in this Amendment shall be understood to prevent you from receiving an annual bonus which exceeds the amount of the Guaranteed Bonus, in the event that the Compensation Committee determines that achievement of personal and corporate goals warrants such an award.

Miscellaneous

All other terms and conditions of your letter agreement dated January 10, 2006 shall remain in full force and effect, including, without limitation, the fact that your employment with the Company remains at-will. This Amendment may only be amended by written instrument signed by you and an authorized officer of the Company. With respect to the subject matter hereto, this Amendment supersedes and replaces all previous severance or change in control contracts and agreements, and, along with the letter agreement dated January 10, 2006 constitutes the entire agreement between you and the Company. No oral statements or prior written material, unless specifically incorporated herein, shall be of any force and effect.

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Please indicate your agreement with the foregoing terms and conditions of your change in control severance package by signing the Acceptance section of the enclosed copy of this letter and returning it to the Company.

Very truly yours,

NORTH AMERICAN SCIENTIFIC, INC.

By:	/s/ John B. Rush
John B. Rush

Title:	President and Chief Executive Officer

ACCEPTANCE

I hereby agree to all the terms and provisions of the foregoing Amendment.

Signature:	/s/ Michael C. Ryan

Dated:	04-24-07